Exhibit 99.1

Central Garden & Pet Announces Q2 Fiscal 2023 Financial Results

Fiscal 2023 Q2 net sales of $909 million

Fiscal 2023 Q2 earnings per share of $0.90

Expects fiscal 2023 EPS of $2.35 or better

WALNUT CREEK, Calif.--(BUSINESS WIRE)--May 3, 2023--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) (“Central”), a market leader in the Pet and Garden industries, today announced its second quarter fiscal 2023 financial results for the period ended March 25, 2023.

“Consistent with what we shared last month, Central delivered second quarter earnings per share of $0.90 in the face of softness across our garden portfolio. The garden category was impacted by a later start to the season, lighter foot traffic and unfavorable retailer inventory dynamics, while the pet segment expanded market share and performed largely as planned,” said Tim Cofer, CEO of Central Garden & Pet. “In line with our original outlook, we expect earnings per share growth in the second half of the year. In addition to short-term actions to cut controllable costs, we are progressing a multi-year cost and simplicity program to reduce complexity, improve margins, and elevate our brands.”

Fiscal 2023 Second Quarter Financial Results

Net sales were $909 million compared to $954 million a year ago, a decline of 5%.

Gross margin was 28.6% compared to 30.1% a year ago. The gross margin decline was driven by the Garden segment due to unfavorable overhead absorption in key garden businesses and input cost pressures.

Operating income was $78 million compared to $107 million a year ago, and operating margin was 8.6% compared to 11.2% in the prior year. The operating margin decline was largely driven by the Garden segment primarily due to overhead absorption pressures.

Net interest expense of $15 million was in line with the prior year quarter.

The Company's net income was $48 million compared to $70 million a year ago. Earnings per share was $0.90 compared to $1.27 in the prior year quarter. Adjusted EBITDA was $107 million compared to $131 million a year ago.

The Company’s effective tax rate was 23.9% compared to 23.4% in the prior year quarter.

Pet Segment Fiscal 2023 Second Quarter Results

Net sales for the Pet segment were $475 million compared to $498 million in the prior year, a decline of 5%. Lower sales in Outdoor Cushions, the Company's decision to discontinue certain low-profit private label pet bed product lines and lower demand for durable pet products were partially offset by strength in Dog & Cat Treats & Toys.

Pet segment operating income was $55 million compared to $61 million a year ago, and operating margin was 11.6% compared to 12.2%. The decline in operating margin was mainly due to lower sales. Pet segment adjusted EBITDA was $66 million compared to $70 million a year ago.

Garden Segment Fiscal 2023 Second Quarter Results

Net sales for the Garden segment were $434 million compared to $457 million a year ago, a decline of 5%. Lower sales in Grass Seed, Controls & Fertilizer and Live Goods were partially offset by strength in Wild Bird and Packet Seed. Net sales were unfavorably impacted by poor spring weather resulting in lower foot traffic, and changes in retailer buying patterns.

Garden segment operating income was $50 million compared to $71 million a year ago, and operating margin was 11.4% compared to 15.4%. The decline in operating margin was mainly due to lower sales, input cost inflation, and initial start-up costs associated with a recently acquired live goods facility. Garden segment adjusted EBITDA was $60 million compared to $78 million in the prior year quarter.

Additional Information

The Company's cash balance at the end of the quarter was $61 million compared to $54 million a year ago. Cash used by operations during the quarter was $34 million compared to $180 million a year ago. The decrease in cash used by operations was driven primarily by lower working capital requirements.

Total debt as of March 25, 2023 and March 26, 2022 was $1.2 billion. The Company's leverage ratio, as defined in the Company's credit agreement, at the end of the second quarter was 3.3x compared to 2.9x at the end of the prior year quarter. The Company repurchased approximately 75,000 shares or $2.7 million of its stock during the quarter.

Cost and Simplicity Program

The Company will provide on its earnings call details related to its multi-year cost and simplicity program consisting of a pipeline of projects across a number of key areas including procurement, manufacturing, logistics, portfolio management and administrative costs.

Fiscal 2023 Guidance

The Company expects fiscal 2023 EPS of $2.35 or better. This outlook reflects the macroeconomic uncertainty, cost inflation, evolving consumer behavior and unfavorable retailer inventory dynamics, as well as pricing actions and productivity initiatives across the Company's portfolio. The Company anticipates capital spending significantly below fiscal 2022 levels. Fiscal 2023 will have 53 weeks compared to 52 weeks in fiscal 2022. This outlook excludes the impact of any acquisitions or restructuring activities that may occur during fiscal 2023, including any projects under the cost and simplicity program.

Conference Call

The Company's senior management will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its second quarter fiscal 2023 financial results and provide a general business update. The conference call and related materials can be accessed at http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13736274.

About Central Garden & Pet

Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) understands that home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With fiscal 2022 net sales of $3.3 billion, Central is on a mission to lead the future of the Pet and Garden industries. The Company’s innovative and trusted products are dedicated to helping lawns grow greener, gardens bloom bigger, pets live healthier and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Amdro®, Aqueon®, Cadet®, Farnam®, Ferry-Morse®, Four Paws®, Kaytee®, K&H®, Nylabone® and Pennington®, strong manufacturing and distribution capabilities and a passionate, entrepreneurial growth culture. Central is based in Walnut Creek, California and has over 7,000 employees across North America and Europe. Visit www.central.com to learn more.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including statements concerning cost inflation, evolving consumer behavior and unfavorable retailer inventory dynamics, pricing actions, productivity initiatives and reduced capital spending, and earnings guidance for fiscal 2023, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  high inflation, rising interest rates, a potential recession and other adverse macro-economic conditions, including any impact that could result if the U.S. government were to default on its debt obligations;
  fluctuations in market prices for seeds and grains and other raw materials;
  our ability to pass through cost increases in a timely manner;
  fluctuations in energy prices, fuel and related petrochemical costs;
  declines in consumer spending and increased inventory risk during economic downturns;
  our ability to successfully manage the continuing impact of COVID-19 on our business, including but not limited to, the impact on our workforce, operations, fill rates, supply chain, demand for our products and services, and our financial results and condition;
  the potential for future reductions in demand for product categories that benefited from the COVID-19 pandemic, including the potential for reduced orders as retailers work through excess inventory;
  adverse weather conditions;
  the success of our Central to Home strategy and our cost and simplicity program;
  risks associated with our acquisition strategy, including our ability to successfully integrate acquisitions and the impact of purchase accounting on our financial results;
  restructuring activities to improve long-term profitability;
  supply chain delays and disruptions resulting in lost sales, reduced fill rates and service levels and delays in expanding capacity and automating processes;
  seasonality and fluctuations in our operating results and cash flow;
  supply shortages in pet birds, small animals and fish;
  dependence on a small number of customers for a significant portion of our business;
  consolidation trends in the retail industry;
  risks associated with new product introductions, including the risk that our new products will not produce sufficient sales to recoup our investment;
  competition in our industries;
  continuing implementation of an enterprise resource planning information technology system;
  potential environmental liabilities;
  risk associated with international sourcing;
  impacts of tariffs or a trade war;
  access to and cost of additional capital;
  potential goodwill or intangible asset impairment;
  our dependence upon our key executives;
  our ability to recruit and retain new members of our management team to support our growing businesses and to hire and retain employees;
  our ability to protect our trademarks and other proprietary rights;
  litigation and product liability claims;
  regulatory issues;
  the impact of product recalls;
  potential costs and risks associated with actual or potential cyber attacks;
  potential dilution from issuance of authorized shares;
  the voting power associated with our Class B stock; and
  the impact of new accounting regulations and the possibility our effective tax rate will increase as a result of future changes in the corporate tax rate or other tax law changes.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise. The Company has not filed its Form 10-Q for the fiscal quarter ended March 25, 2023, so all financial results are preliminary and subject to change.

(Tables Follow)

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts, unaudited)

ASSETS	March 25, 2023	March 26, 2022	September 24, 2022
Current assets:
Cash and cash equivalents	$60,607	$54,082	$177,442
Restricted cash	13,475	12,676	14,742
Accounts receivable (less allowances of $28,283, $28,234 and $26,246)	564,874	619,629	376,787
Inventories, net	966,900	888,051	938,000
Prepaid expenses and other	48,019	49,449	46,883
Total current assets	1,653,875	1,623,887	1,553,854
Plant, property and equipment, net	395,788	384,940	396,979
Goodwill	546,436	511,973	546,436
Other intangible assets, net	525,301	499,251	543,210
Operating lease right-of-use assets	174,435	204,148	186,344
Other assets	54,963	125,059	55,179
Total	$3,350,798	$3,349,258	$3,282,002

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$225,311	$297,194	$215,681
Accrued expenses	201,286	228,412	201,783
Current lease liabilities	49,082	44,765	48,111
Current portion of long-term debt	270	378	317
Total current liabilities	475,949	570,749	465,892

Long-term debt	1,212,053	1,185,456	1,186,245
Long-term lease liabilities	135,695	165,446	147,724
Deferred income taxes and other long-term obligations	154,854	133,274	147,429

Equity:
Common stock, $0.01 par value: 11,236,635, 11,335,658 and 11,296,351 shares outstanding at March 25, 2023, March 26, 2022 and September 24, 2022	112	113	113
Class A common stock, $0.01 par value: 41,289,878, 42,228,533 and 41,336,223 shares outstanding at March 25, 2023, March 26, 2022 and September 24, 2022	413	422	413
Class B stock, $0.01 par value: 1,602,374, 1,612,374 and 1,612,374 at March 25, 2023, March 26, 2022 and September 24, 2022	16	16	16
Additional paid-in capital	587,378	580,555	582,056
Retained earnings	786,776	712,683	755,253
Accumulated other comprehensive loss	(3,601)	(703)	(4,145)
Total Central Garden & Pet Company shareholders’ equity	1,371,094	1,293,086	1,333,706
Noncontrolling interest	1,153	1,247	1,006
Total equity	1,372,247	1,294,333	1,334,712
Total	$3,350,798	$3,349,258	$3,282,002

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	March 25, 2023	March 26, 2022	March 25, 2023	March 26, 2022
Net sales	$909,004	$954,370	$1,536,667	$1,615,768
Cost of goods sold	649,366	667,578	1,105,330	1,130,780
Gross profit	259,638	286,792	431,337	484,988
Selling, general and administrative expenses	181,597	179,947	352,890	351,929
Operating income	78,041	106,845	78,447	133,059
Interest expense	(14,876)	(14,729)	(29,345)	(29,211)
Interest income	186	27	879	101
Other income (expense)	595	(369)	2,294	(578)
Income before income taxes and noncontrolling interest	63,946	91,774	52,275	103,371
Income tax expense	15,268	21,488	12,446	23,889
Income including noncontrolling interest	48,678	70,286	39,829	79,482
Net income attributable to noncontrolling interest	563	573	147	760
Net income attributable to Central Garden & Pet Company	$48,115	$69,713	$39,682	$78,722
Net income per share attributable to Central Garden & Pet Company:
Basic	$0.92	$1.30	$0.76	$1.47
Diluted	$0.90	$1.27	$0.74	$1.44
Weighted average shares used in the computation of net income per share:
Basic	52,443	53,458	52,461	53,475
Diluted	53,534	54,722	53,520	54,818

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, unaudited)

	Six Months Ended
	March 25, 2023	March 26, 2022
Cash flows from operating activities:
Net income	$39,829	$79,482
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	43,801	38,449
Amortization of deferred financing costs	1,349	1,316
Non-cash lease expense	25,369	23,532
Stock-based compensation	13,327	11,479
Debt extinguishment costs	—	169
Deferred income taxes	7,486	77,416
Other operating activities	136	(124)
Change in assets and liabilities (excluding businesses acquired):
Accounts receivable	(187,745)	(234,146)
Inventories	(27,152)	(202,996)
Prepaid expenses and other assets	(3,868)	(84,983)
Accounts payable	15,421	51,195
Accrued expenses	(462)	(10,038)
Other long-term obligations	(21)	(64)
Operating lease liabilities	(24,542)	(22,768)
Net cash used by operating activities	(97,072)	(272,081)
Cash flows from investing activities:
Additions to plant, property and equipment	(30,228)	(75,419)
Investments	(500)	(1,918)
Other investing activities	(100)	100
Net cash used in investing activities	(30,828)	(77,237)
Cash flows from financing activities:
Repayments of long-term debt	(182)	(889)
Borrowings under revolving line of credit	48,000	—
Repayments under revolving line of credit	(23,000)	—
Repurchase of common stock, including shares surrendered for tax withholding	(16,165)	(18,752)
Payment of contingent consideration liability	(12)	(125)
Distribution to noncontrolling interest	—	(806)
Payment of financing costs	—	(2,442)
Net cash provided (used) by financing activities	8,641	(23,014)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,157	(432)
Net decrease in cash, cash equivalents and restricted cash	(118,102)	(372,764)
Cash, cash equivalents and restricted cash at beginning of period	192,184	439,522
Cash, cash equivalents and restricted cash at end of period	$74,082	$66,758
Supplemental information:
Cash paid for interest	$29,343	$29,042
Cash paid for taxes	$1,889	$24,603
New operating lease right of use assets	$13,776	$62,251

Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including adjusted EBITDA. Management believes non-GAAP financial measures may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

Adjusted EBITDA is defined by us as income before income tax, net other expense, net interest expense, depreciation and amortization and stock-based compensation (or operating income plus depreciation and amortization and stock-based compensation expense). We present adjusted EBITDA because we believe that adjusted EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. Adjusted EBITDA is used by our management to perform such evaluation. Adjusted EBITDA should not be considered in isolation or as a substitute for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that adjusted EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present adjusted EBITDA when reporting their results. Other companies may calculate adjusted EBITDA differently and it may not be comparable.

The reconciliations of adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements by allowing for greater transparency in the review of our financial and operating performance. Management also uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our performance, and we believe it may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Three Months Ended March 25, 2023
	Pet	Garden	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	$—	$—	$—	$48,115
Interest expense, net	—	—	—	14,690
Other income	—	—	—	(595)
Income tax expense	—	—	—	15,268
Net income attributable to noncontrolling interest	—	—	—	563
Income (loss) from operations	55,255	49,619	(26,833)	78,041
Depreciation & amortization	10,474	10,818	817	22,109
Noncash stock-based compensation	—	—	6,750	6,750
Adjusted EBITDA	$65,729	$60,437	$(19,266)	$106,900

Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Three Months Ended March 26, 2022
	Pet	Garden	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	$—	$—	$—	$69,713
Interest expense, net	—	—	—	14,702
Other expense	—	—	—	369
Income tax expense	—	—	—	21,488
Net income attributable to noncontrolling interest	—	—	—	573
Income (loss) from operations	60,645	70,511	(24,311)	106,845
Depreciation & amortization	9,539	7,719	989	18,247
Noncash stock-based compensation			6,292	6,292
Adjusted EBITDA	$70,184	$78,230	$(17,030)	$131,384
Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Six Months Ended March 25, 2023
	Pet	Garden	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	$—	$—	$—	$39,682
Interest expense, net	—	—	—	28,466
Other income	—	—	—	(2,294)
Income tax expense	—	—	—	12,446
Net income attributable to noncontrolling interest	—	—	—	147
Income (loss) from operations	94,810	38,799	(55,162)	78,447
Depreciation & amortization	20,586	21,660	1,555	43,801
Noncash stock-based compensation	—	—	13,327	13,327
Adjusted EBITDA	$115,396	$60,459	$(40,280)	$135,575
Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Six Months Ended March 26, 2022
	Pet	Garden	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	$—	$—	$—	$78,722
Interest expense, net	—	—	—	29,110
Other expense	—	—	—	578
Income tax expense	—	—	—	23,889
Net income attributable to noncontrolling interest	—	—	—	760
Income (loss) from operations	105,896	76,568	(49,405)	133,059
Depreciation & amortization	19,088	17,339	2,022	38,449
Noncash stock-based compensation	—	—	11,479	11,479
Adjusted EBITDA	$124,984	$93,907	$(35,904)	$182,987

Contacts

Investor Relations Contact
Friederike Edelmann
VP, Investor Relations
(925) 412-6726
fedelmann@central.com